Exhibit 99.1

*PRESS RELEASE*

Contact:

Tony A. Schoen

Chief Financial Officer

First Savings Financial Group, Inc.

First Savings Bank

(812) 283-0724

First Savings Financial Group, Inc.

Issues $20 Million in Subordinated Debt

Clarksville, IN; September 20, 2018 — First Savings Financial Group, Inc. (Nasdaq: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), completed today a private issuance of a 5.95% Fixed-to-Floating Subordinated Term Note, in the principal amount of $20 million, to a qualified institutional investor. Unless prepaid earlier, the note matures on September 30, 2028.

The note is intended to qualify as Tier 2 capital under the capital guidelines of the Federal Reserve Board. The Company intends to use the net issuance proceeds for general corporate purposes, including a capital contribution to the Bank to support its continued organic growth.

Larry W. Myers, President and Chief Executive Officer, commented, “We’re excited about this issuance, which is intended to support our anticipated strong pace of quality asset growth. As we near the close of our fiscal year ending September 30, 2018, which is projected to be our tenth consecutive year of record growth and profitability, we are pleased to enter the new fiscal year in the position to continue our positive trajectory.”

Hovde Group, LLC served as the sole placement agent for the note issuance. Luse Gorman, PC served as legal counsel to the Company.

About First Savings Financial Group, Inc. and First Savings Bank

Fist Savings Financial Group, Inc. is the financial holding company for First Savings Bank, which operates sixteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo, Salem, Odon and Montgomery. Additional information can be found on First Savings’ website at www.fsbbank.net.

Forward-Looking Statements

This press release contains certain forward-looking statements about the acquisition transaction. These statements include statements regarding the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment; changes in general economic conditions; legislative or regulatory changes that adversely affect the Bank’s business; changes in the securities markets; and other risks and uncertainties disclosed from time to time in documents that the Company files with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.